Registration No. 333-

      As filed with the Securities and Exchange Commission on March 10, 1997
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                       76-0196535
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                        Identification No.)

                           3400 Research Forest Drive
                           The Woodlands, Texas 77381
                                 (281) 367-1666
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              James M. Chubb, Ph.D.
                                    President
                          Aronex Pharmaceuticals, Inc.
                           3400 Research Forest Drive
                           The Woodlands, Texas 77381
                                 (281) 367-1666
(Name, address and telephone number, including area code, of agent for service)

                                 With copies to:
                             Andrews & Kurth L.L.P.
                        2170 Buckthorne Place, Suite 150
                           The Woodlands, Texas 77380
                                 (713) 220-4801
                             Attn.: Jeffrey L. Wade

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
          If delivery of the prospectus is expected is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum          Proposed
      Title of Each Class of             Shares             Offering         Maximum Aggregate        Amount of
   Securities to be Registered      to be Registered   Price Per Share (1)   Offering Price (1)  Registration Fee (1)


Common Stock, par value $.001
per share........................       570,273               $8.00              $4,562,184            $1,383


(1) Pursuant to Rule 457(c), the registration fee is calculated based upon the average of the high and low sale prices for the Common Stock reported by the Nasdaq National Market on March 4, 1997.

                                        -----------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[LOGO AND NAME OF
ARONEX PHARMACEUTICALS, INC.]


                                570,273 Shares of
                                  Common Stock


         This prospectus relates to the offering of up to 570,273 shares (the "Shares") of the Common Stock, par value $.001 per share ("Common Stock"), of Aronex Pharmaceuticals, Inc., a Delaware corporation ("Aronex" or the "Company"), by the selling stockholders named herein (the "Selling Stockholders"). The Common Stock is quoted on the Nasdaq National Market under the trading symbol "ARNX". On March 6, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.75 per share.

         All or part of the Shares may be offered by the Selling Stockholders from time to time for their own account in transactions on The Nasdaq National Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The  Shares  have  not  been   registered   for  sale  by  the  Selling
Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" WHICH BEGINS ON PAGE 5 OF THIS PROSPECTUS.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                    ------------------------------------


                  The date of this Prospectus is March 10, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, such materials and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The  Company  has  filed  with the SEC a  registration  statement  (the
"Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the SEC, are incorporated by reference into this Prospectus:

          1. The Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended; and

          2. The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996;

          3. The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996;

          4. The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996; and

          5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed April 23, 1992, including any amendments and reports filed for the purpose of updating such description.

         All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL

OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO ARONEX PHARMACEUTICALS, INC., 3400 RESEARCH FOREST DRIVE, THE WOODLANDS, TEXAS 77381, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER
(281) 367-1666.

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.





                  --------------------------------------------

                                   THE COMPANY

         The following is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, and by the more detailed information and financial statements, including notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and in subsequent reports filed pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference herein.

         Aronex is a leading biopharmaceutical company engaged in the discovery and development of proprietary innovative medicines to treat cancer and life-threatening infectious diseases. The Company's strategy is to discover and develop medicines based upon either refinements of proven therapies or novel mechanisms of action against specific disease targets. The Company has a portfolio of clinical and preclinical products that it believes provides a balanced development and commercialization risk profile. The Company believes its focus on medicines for cancer and life-threatening infectious diseases for which current therapy is inadequate will provide synergies in research, development and product marketing, and will facilitate expedited commercialization of its products.

         Aronex currently has four products in various stages of ongoing clinical development and a number of products in preclinical development. In addition, the Company has proprietary technologies in drug discovery and drug formulation that should continue to provide a significant research and development pipeline. The Company's four products in ongoing clinical development are listed below:


                                                                                                       Clinical
         Product                                        Indications                                      Status

NyotranTM                                      Systemic Fungal Infections                          Phase III
AtragenTM                                      Acute Promyelocytic Leukemia                        Phase II
                                               Kaposi's Sarcoma (a skin cancer)                    Phase II/III
Annamycin                                      Breast Cancer                                       Phase I/II
ZintevirTM                                     HIV Infection                                       Phase I

         The Company has strategic alliances and collaboration arrangements with leading corporations and academic institutions, including alliances with Boehringer Mannheim GmbH ("Boehringer Mannheim") and Genzyme Corporation ("Genzyme") and a collaboration with The University of Texas M.D. Anderson Cancer Center ("MD Anderson").

          The Company was incorporated in 1986 as Argus Pharmaceuticals, Inc. ("Argus"). Argus acquired Oncologix, Inc. ("Oncologix") and Triplex
Pharmaceutical Corporation ("Triplex") through a three-way merger (the "Mergers") in September 1995, at which time Argus changed its name to Aronex Pharmaceuticals, Inc. The merger of these three complementary companies established an integrated company with the following characteristics: (i) a clear therapeutic focus in cancer and life-threatening infectious diseases; (ii) a well-defined and diverse portfolio of products at various stages of clinical and preclinical development; (iii) a broad-based platform of synergistic technologies and scientific expertise; (iv) a diverse group of corporate partners and academic affiliations; and (v) an experienced team of scientific and biopharmaceutical personnel who possess the ability to discover and develop novel products, design and implement complex clinical trials, manage regulatory issues, develop manufacturing processes and implement the commercialization of products. Unless the context otherwise requires, references in this Prospectus to "Aronex" and the "Company" refer to Aronex and its subsidiaries.

         The Company's corporate headquarters is located at 3400 Research Forest Drive, The Woodlands, Texas 77381, and its telephone number is (281) 367-1666.

                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should consider carefully the following risk factors, together with the information and financial data set forth in the reports and documents incorporated by reference herein, prior to purchasing any shares of Common Stock offered hereby.

         Early Stage of Development; History of Operating Losses; Anticipation of Future Losses. The Company is a development stage company. It has generated no revenues from product sales, and it does not expect to generate revenue from product sales for several years. As of September 30, 1996, the Company's accumulated deficit was $50.6 million. To date, the Company has dedicated most of its financial resources to the research and development of products, general and administrative expenses, and the prosecution of patents and patent applications. The Company expects to incur significant and increasing operating losses for at least the next several years, primarily due to the expansion of its research and development programs, including preclinical studies and clinical trials, and costs associated with the commercialization of its products if regulatory approvals are received. The Company's ability to achieve profitability will depend, among other things, on successfully completing development of its products, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities or collaborative arrangements, and raising sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

         Future Capital Needs; Uncertainty of Additional Funding. The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if United States Food and Drug Administration (the "FDA") and other regulatory approvals are obtained. The Company expects that its existing capital resources will be sufficient to fund its capital requirements through mid-1998. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the extent and terms of any future collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's products; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; costs of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to the Company's products can be conducted at projected costs. There can be no assurance that changes in the Company's research and development plans, acquisitions, or other events will not result in accelerated or unexpected expenditures. To satisfy its capital requirements, the Company may seek to raise additional funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of its current or future clinical trials are not favorable. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company on favorable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products. If the Company is successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of the Company's Common Stock.

         Uncertainties Related to Clinical Trial Results. The FDA and other regulatory authorities generally require that the safety and efficacy of a drug be supported by results from adequate and well-controlled Phase III clinical trials before approval for commercial sale. The Company has limited experience in conducting and managing Phase III clinical trials. If the results of the Company's clinical trials do not demonstrate the safety and efficacy of its products in the treatment of patients suffering from the diseases for which such products are being tested, the Company will not be able to submit a New Drug Application ("NDA") to the FDA. Clinical trials conducted on a fast-track, or expedited, basis may carry a higher risk that data will not be favorable or that the FDA will not accept the NDA for submission than do Phase III clinical trials developed from earlier clinical trials with large populations using similar protocols. Even if the Company believes the Phase III clinical trials demonstrate the safety and efficacy of a product in the treatment of disease, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may have to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of the product. Without acceptable results and regulatory approval, the Company will not be able to commercialize its products, which would have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's clinical trials will be favorable or that its products will obtain regulatory approval for commercialization.

          The results of preclinical studies and initial clinical trials of the Company's products are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its products are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials is an important factor in determining how quickly clinical trials may be completed. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study. A number of the Company's clinical trial protocols are targeted at indications that have small patient populations, which may make it difficult for the Company to enroll enough patients to complete the trials. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could have a material adverse effect on the Company. Even if the Company establishes the safety and efficacy of its products and obtains FDA and other regulatory approvals for its products, physicians may not prescribe the approved product.

         The administration of any product the Company develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt or delay clinical trials of products and could result in the FDA's or other regulatory authorities' denying approval of the Company's products for any or all targeted indications. The Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Even if the Company receives FDA and other regulatory approvals, the Company's products may later exhibit adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. There can be no assurance that any of the Company's products will be safe for human use.

         Government Regulation; No Assurances of Regulatory Approval. The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. These activities are also regulated in other countries where the Company intends to test and market its products.

          Before marketing, any drug developed by the Company must undergo an extensive regulatory approval process. The regulatory process, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. Although the FDA may have been consulted in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. Similarly, the FDA may determine that products are not eligible for or will not receive expedited review, whether or not the FDA has previously indicated that such products may be eligible for expedited review. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted NDA. Similar delays and rejections may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any drugs developed by the Company. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturers, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established that could prevent or delay regulatory approval of the Company's products. A bill proposing comprehensive reform of FDA regulations has been introduced in the United States Senate. This bill addresses many facets of FDA regulations, including requirements for NDA approval, requirements for supplemental approval, off-label information dissemination, and export regulations. A counterpart bill is expected to be introduced into the United States House of Representatives. It is not certain whether any such legislation will be enacted into law, what form any law will take, or what effect any new law would have on the Company.

         The Company's business is also subject to regulation under state and federal laws regarding environmental protection, hazardous substances control, and exposure to blood-borne pathogens. These laws include the Occupational Safety and Health Act, the Environmental Protection Act, and the Toxic Substance Control Act. Any violation of, and the cost of compliance with, these laws and regulations could adversely affect the Company. There can be no assurance that statutes or regulations applicable to the Company's business will not be adopted that impose substantial additional costs or otherwise materially adversely affect the Company's operations.

         Uncertainty of Protection for Patents and Proprietary Technology. The Company's ability to commercialize any products will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of the Company's product candidates. The Company does not have any patents or patent applications with respect to one of its products, AR102. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, that any patents will provide meaningful protection to the Company, that others will not be able to design around the patents, or that the Company's patents will provide a competitive advantage or have commercial application.

         There can be no assurance that patents owned by or licensed to the Company will not be challenged by others. The Company could incur substantial costs in proceedings before the United States Patent Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents. The Company is currently involved in an interference proceeding before the United States Patent Office regarding AR726.

          There can be no assurance that the manufacture, use or sale of the Company's products will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to bring such litigation to a successful conclusion. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. There can be no assurance that the Company has identified United States and foreign patents that pose a risk of infringement.

         The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

         The Company engages in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements.

         Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

         Manufacturing Uncertainties; Reliance on Third-Party Suppliers. The Company does not operate and does not currently plan to operate manufacturing facilities for the production of its products in commercial quantities, and it intends to contract with third parties for the manufacture and supply of its products. There can be no assurance that the Company will be able to obtain supplies of its products from third-party suppliers on terms or in quantities acceptable to the Company. Also, the Company's dependence on third parties for the manufacture of its products may adversely affect the Company's product margins and its ability to develop and deliver products on a timely basis. Any such third-party suppliers or any manufacturing facility the Company establishes will be required to meet FDA manufacturing requirements. FDA certification of manufacturing facilities for a drug is a prerequisite to approval of an NDA for that drug. The Company may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected.

          Lack of Sales and Marketing Experience. The Company does not have any experience in sales, marketing or distribution. To market any of its products, the Company must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures will be required for the Company to develop such capabilities. The Company has entered into license agreements with Boehringer Mannheim with respect to AR209 and with Genzyme with respect to AtragenTM, and it plans to enter into marketing agreements with one or more other pharmaceutical companies to market other products that it may develop. To the extent the Company relies upon licensing, marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company's business would be materially adversely affected. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company.

        Risks Associated with Collaborative Arrangements. The Company's product development and commercialization strategy involves the Company entering into various arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, the Company's success may depend on the success of these other parties in performing their responsibilities. There can be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that are necessary or desirable for the Company to develop and commercialize its products or that any such collaborative agreement or license agreement will be successful. Some of the Company's collaborative agreements and license agreements provide for milestone payments to the Company, and others require the Company to pay milestone payments to others. No assurance can be given that the Company will achieve the milestones that trigger payments to the Company, nor can assurance be given that payments by the Company will result in the development of marketable products. No assurance can be given that any current or future collaborative arrangement will be renewed at the end of its term or will be renewed on terms as favorable to the Company as its original terms.

         Competition and Technological Change. The Company is engaged in pharmaceutical product development characterized by extensive research efforts and rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than the Company's may develop products that directly compete with the Company's products. Those entities may succeed in developing products, including liposomes and lipid-based products, that are safer, more effective or less costly than the Company's products. Even if the Company's products should prove to be more effective than those developed by other companies, other companies may be more successful than the Company because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience such as manufacturing and marketing. There can be no assurance that the Company's products, if commercialized, will be accepted and prescribed by healthcare professionals.

         Some of the Company's competitors are active in the development of liposome and lipid-based research and product development to treat cancer and certain fungal infections. Those competitors include SEQUUS Pharmaceuticals, Inc., NeXstar Pharmaceuticals, Inc. and The Liposome Company, Inc. Some of those companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat disease indications targeted by the Company could adversely affect the market acceptance of the Company's products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that competition will be intense for all of its products.

         No Assurance of Adequate Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize reimbursement for the Company's products even if they offer advantages in safety or efficacy. Also, the trend toward managed healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

          There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

         Potential Product Liability; Availability of Insurance. The Company risks exposure to product liability claims if the use of its products is alleged to have an adverse effect on subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. The Company maintains product liability insurance coverage for claims arising from the use of its products in clinical trials. There can be no assurance that this coverage will be adequate to cover claims. Product liability insurance is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses that could have a material adverse effect on the Company.

         Control by Existing Stockholders. As of March 1, 1997, directors, executive officers, certain stockholders of the Company who are parties to a stockholders agreement and their respective affiliates beneficially owned approximately 34.1% of the Company's outstanding Common Stock. Stockholders holding 4,834,808 shares (approximately 33.3% of the Company's outstanding stock) of the Common Stock are parties to a stockholders agreement pursuant to which they have agreed to vote their shares for the election of directors designated by certain groups among the parties to such agreement. In addition, the Company has agreed to nominate for election only those directors designated by parties to that stockholders agreement. The stockholders agreement terminates on September 11, 1997. Accordingly, these stockholders, individually and as a group, may be able to determine the composition of the board of directors and may be able to influence the outcome of other stockholder votes, including votes concerning the adoption or amendment of provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Common Stock will be able to affect the management or direction of the Company. These factors, along with the factors described in "-- Anti-Takeover Provisions," may also have the effect of delaying or preventing a change in the management or voting control of the Company. See "Description of the Company's Securities -- Stockholders Agreement."

         Dependence on Key Personnel. The success of the Company depends in large part on the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

         Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Of the 14,597,247 shares of Common Stock outstanding as of December 31, 1996, 13,617,390 shares are eligible for sale without restriction under the Securities Act (except for shares held by affiliates of the Company and certain former affiliates of Triplex and Oncologix whose shares may be sold subject to the volume limitations and certain other requirements of Rule 144 under the Securities Act), and 979,857 shares are restricted securities that may not be resold unless such resale is registered under the Securities Act or it is made under Rule 144 or another exemption from registration under the Securities Act. The holders of 5,985,919 shares of Common Stock have agreed not to sell such shares until March 11, 1997 without the consent of the Company, except under certain circumstances. Some investors have the right to require the Company to register the public resale of their shares. Any such sales may have an adverse effect on the price of the Company's Common Stock and could impair the Company's ability to raise capital through offerings of equity securities. See "Description of the Company's Securities -- Registration Rights."

          Contingent Stock Rights; Absence of Dividends. Pursuant to the terms of the mergers in which the Company acquired Triplex and Oncologix, the Company is obligated to issue shares of Common Stock to certain former securityholders of Triplex and Oncologix contingent upon the occurrence of certain events. These rights may result in the issuance of up to an aggregate of $10.1 million of Common Stock, valued for such purpose at the current market value of the Common Stock at the time the event requiring issuance of such shares occurs. See "Description of the Company's Securities -- Contingent Stock Rights." The Company does not anticipate paying cash dividends in the foreseeable future.

         Limited Trading Volumes; Possible Stock Price Volatility. The historical trading volume of the Company's Common Stock has been limited. There can be no assurance that an active public market for the Common Stock will develop or be sustained. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to announcements of research activities, technological innovations or new products by the Company or its competitors, changes in government regulations, developments concerning proprietary rights, quarterly variations in operating results, litigation, clinical trials of products, approval or denial of NDAs, general market conditions, the liquidity of the Company and its ability to raise additional funds and other events. The market price of the Common Stock, and the market prices for securities of emerging biotechnology companies generally, have experienced extreme fluctuations in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies. These market fluctuations as well as general fluctuations in the stock markets may also affect the price of the Common Stock.

         Anti-Takeover  Provisions.  The Company's  Certificate of Incorporation
(i) provides for staggered terms of office for directors; (ii) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (iii) prohibits stockholders from calling special meetings of stockholders; and (iv) authorizes the Board of Directors of the Company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "-- Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of the Company's Securities --Certain Provisions of the Company's Charter and Bylaws and Delaware Law."

         Forward-Looking Statements and Associated Risks. This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions, including the risk factors set forth above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, expected, estimated or projected.

                                 USE OF PROCEEDS

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling
Stockholder  as of the date of this  Prospectus,  the number of shares of Common
Stock being offered by each Selling Stockholder hereby, and the percentage of the Company's Common Stock to be beneficially owned by each Selling Stockholder after the offering (assuming that all shares subject to this Prospectus are sold). Common Stock ownership information is based solely upon reports furnished to the Company by the respective Selling Stockholders pursuant to the rules of the Commission.



                                                Number of Shares of       Number of Shares          Percentage of
                                                    Common Stock          of Common Stock            Common Stock
                                                 Beneficially Owned       Covered by this         Beneficially Owned
                                                 Prior to Offering           Prospectus             After Offering

HealthCare Ventures I, L.P...............               255,132               255,132                       *
HealthCare Ventures II, L.P..............               199,391               199,391                       *
HealthCare Ventures III, L.P.............               404,651                74,028                       2.3%
HealthCare Ventures IV, L.P..............               118,651                21,722                       *
Marc E. Lippman..........................                 8,339                 8,339                       *
Michael L. Berman........................                 3,928                 3,928                       *
Ronald R. Baker..........................                 3,267                 3,267                       *
Nancy Howar..............................                 2,516                 2,516                       *
Prickett, Jones, Elliott, Kristol
   & Schnee..............................                 1,950                 1,950                       *

---------------------------

* Less than one percent.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer the shares of Common Stock subject to this Prospectus from time to time for their own account in transactions on The Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.

         None of the proceeds from the sale of the shares of Common Stock subject to this Prospectus by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Stockholders. The Selling Stockholders and any broker-dealers participating in the distribution of the shares of Common Stock subject to this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act.

         The shares of Common Stock subject to this Prospectus have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

         If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Stockholders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         Underwriters, brokers and dealers may engage in transactions with or perform services for the Company in the ordinary course of business.

         Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Stockholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

GENERAL

         The Company's Certificate of Incorporation provides for authorized capital stock of 85,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

         The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

         As of December 31, 1996, Aronex had outstanding warrants issued in connection with financing transactions to purchase an aggregate of 60,624 shares of Common Stock. In addition, as of December 31, 1996, Aronex had outstanding Warrants issued in connection with the September 1995 merger with Oncologix to purchase an aggregate of approximately 3.2 million shares of Common Stock. The Oncologix Warrants are not transferable except under certain limited circumstances. Each Warrant entitles the holder thereof to purchase a total of one share of Common Stock and is subject to a Series A Exercise, a Series B Exercise and a Series C Exercise. Subject to certain exceptions, holders of Warrants were required to exercise the Series A Exercise, in whole but not in part, prior to December 28, 1995 (January 2, 1996 after allowance of a five day grace period).

         The holders who exercised the Series A Exercise have the right, prior to June 11, 1998, to exercise the Series B Exercise, in whole but not in part, at an effective exercise price of $8.00 per share. In the event the Series B Exercise has been exercised by a holder, then prior to December 11, 1999, the Series C Exercise may be exercised, in whole but not in part, at an effective exercise price of $12.00 per share of Common Stock. The holders of Warrants outstanding as of December 31, 1996 have the right to purchase an aggregate of approximately 1.4 million shares of Common Stock upon the Series B Exercise, and an aggregate of approximately 1.8 million shares of Common Stock upon the Series C Exercise (assuming the full exercise of the Series B Exercise by the holders of outstanding Oncologix Warrants).

          Aronex has the right, at its option, to convert a Series B or Series C Exercise into a "cashless" exercise based on the value of a Series B or Series C Exercise (equal to the fair market value per share of the Common Stock less the exercise price per share) divided by the market price of the Common Stock at the time of exercise.

CONTINGENT STOCK RIGHTS

         In connection with the Triplex merger, the Company issued contingent rights (the "Triplex Contingent Stock Rights") to the former holders of Triplex stock and options entitling them to receive additional shares of Common Stock upon the occurrence of certain events. The Triplex Contingent Stock Rights entitle the former Triplex stock and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $5.0 million (subject to certain adjustments) if the Company either (i) enters into an agreement on or before September 11, 1997 with respect to the licensing of ZintevirTM whereby the Company receives at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million or (ii) obtains data from clinical trials of ZintevirTM on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file an NDA. In addition, the Triplex Contingent Stock Rights entitle the former Triplex stock and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $3.0 million if the Company does not receive a minimum of $5.0 million in equity milestone payments from Genzyme on or before September 11, 1997 with respect to the development of TretinoinLF. In no event, however, shall more than 3,500,097 shares of Common Stock (subject to adjustments in the event of stock splits, stock dividends or reclassification of the Common Stock) be issued pursuant to the Triplex Contingent Stock Rights.

         In connection with the Oncologix merger, the Company issued contingent rights (the "Oncologix Contingent Stock Rights") to certain Oncologix investors entitling them to receive additional shares of Common Stock upon the occurrence of certain events. The Oncologix Contingent Stock Rights entitle such former Oncologix investors to receive shares of Common Stock with a fair market value at the time of issuance of approximately $2.1 million if the Company receives at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million on or before September 11, 1997 relating to certain products, including AR102 and AR209. In no event, however, shall more than 2,135,000 shares of Common Stock (subject to certain adjustments) be issued pursuant to the Oncologix Contingent Stock Rights.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND DELAWARE LAW

          Certain provisions of the Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

          Authority to Issue Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

          Stockholder Actions and Meetings. The Company's Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the President of the Company or the holders of not less than 30 percent of the total voting power of all shares of the Company's capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by the Company in a proper written form which meets the prescribed content requirements. The Certificate of Incorporation and Bylaws of the Company prohibit stockholders from taking any action by written consent.

          Classification of Directors. The Company's Certificate of Incorporation and Bylaws provide that the directors of the Company shall be divided into three classes as equal in number as possible serving three-year terms.

          Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Indemnification. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85 percent of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

          The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

STOCKHOLDERS AGREEMENT

         The Company and certain of its stockholders who hold an aggregate of approximately [4,834,808] shares of Common Stock, are parties to a Stockholders Agreement which provides that the Board of Directors of Aronex shall consist of nine members, divided into three classes designated as Class I, Class II and Class III. The Stockholders Agreement provides that of the nine directors, three shall be designated by certain former Triplex stockholders, three shall be designated by certain former Argus stockholders, one shall be designated by Genzyme, one shall be designated by certain former Oncologix stockholders, and one shall be the president of the Company elected by the Board of Directors. Such agreement further provides that the three directors designated by the former Triplex stockholders shall be equally apportioned among the three director classes so that one of such directors shall be included in each class. Any vacancy occurring on the board by reason of death, disability or retirement, resignation, removal or otherwise shall be filled by a new director designated by the stockholders who are entitled to designate the director who is no longer on the board. Of the Company's current directors, Ronald J. Brenner and Gregory
F. Zaic are designees of the former Triplex stockholders, Gabriel Lopez-Berestein, George B. Mackaness and Martin P. Sutter are designees of the former Argus stockholders and Geoffrey F. Cox is the designee of Genzyme; James
M. Chubb serves as a member of the board as the Company's President. The Board of Directors currently has two vacancies, one of which the former Oncologix stockholders are entitled to designate and the other of which the former Triplex stockholders are entitled to designate. Each stockholder who is a party of the Stockholders Agreement has agreed to vote all of his shares of Common Stock in favor of the election as a director of the individuals designated for election in accordance with the Stockholders Agreement. The Stockholders Agreement shall continue in effect until the later of (i) the completion of the second annual meeting of stockholders of the Company after September 11, 1995 and (ii) September 11, 1997. See "Risk Factors -- Control by Existing Stockholders."

REGISTRATION RIGHTS

         The Company entered into registration rights agreements dated September 1, 1986 with Dr. Jim Klostergaard and Dr. Gabriel Lopez-Berestein. Pursuant to such Agreements, Drs. Klostergaard and Lopez-Berestein have unlimited "piggyback" registration rights with respect to the shares of Common Stock owned by them. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to restrict the number of shares offered in a registration.

         Pursuant to a registration rights agreement dated August 2, 1989, holders of approximately 2,447,500 shares of Common Stock and of warrants to purchase 60,624 shares of Common Stock have the right to demand up to three registrations of the Registrable Securities (as defined) under the Securities Act and unlimited piggyback registration rights. These demand registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares offered in such registration and to require a lock-up of shares not included in such registration and the right of the Company to refuse a registration under certain conditions, such as the six-month period immediately following effectiveness of a registration statement and the ninety-day period preceding an expected filing of a registration statement. If the Company proposes an offering of Registrable Securities, either for its own account or for other stockholders exercising such registration rights, the other holders of these rights are entitled to notice of the contemplated registration and an opportunity to include their securities in such registration. The Company must use its best efforts to effect such registration, with certain limitations. Furthermore, the Company is required to pay the associated registration expenses, excluding the underwriting discounts and sales commissions, for the holders exercising such registration rights.

          In addition, Genzyme has one demand registration right, which requires Aronex to register all shares of Common Stock Genzyme currently holds or may acquire in the future. Genzyme has agreed not to sell its shares of Common Stock prior to March 11, 1997, subject to certain exceptions.

         In connection with the Triplex merger, the Company granted the former stockholders of Triplex unlimited piggyback registration rights which provide that, if Aronex proposes an offering of Common Stock, either for its own account or for other stockholders exercising registration rights, the holders of the rights are entitled to notice of the contemplated registration and an opportunity to include their Aronex Common Stock in such registration, subject to certain limitations. These registration rights have been or will be waived in connection with this offering.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby are being passed on for the Company by Andrews & Kurth, L.L.P., The Woodlands, Texas.

                                     EXPERTS

         The financial statements incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such solicitation.




                           ---------------------------

                                [LOGO AND NAME OF
                         ARONEX PHARMACEUTICALS, INC.]


                               570,273 Shares of
                                  Common Stock




                                   ----------
                                   PROSPECTUS
                                   ----------

               TABLE OF CONTENTS

                                                               Page

Available Information........................     2
Documents Incorporated by Reference..........     2
The Company..................................     4
Risk Factors.................................     5
Use of Proceeds..............................    12
Selling Stockholders.........................    12
Plan of Distribution.........................    13
Description of the Company's
Securities...................................    14
Legal Matters................................    18
Experts......................................    18


                                  MARCH 7, 1997


             ------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and consist exclusively of expenses incurred in connection with this amendment on Form S-3:


Securities and Exchange Commission registration fee............... $   1,383
Printing and engraving expenses...................................     1,000
Legal fees and expenses...........................................     6,000
Accounting fees and expenses......................................     5,000
Blue Sky fees and expenses........................................        --
Miscellaneous expenses............................................     1,617
                                                                   ---------
         Total.................................................... $  15,000

---------------------------

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article VIII of the Amended and Restated Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company provide for indemnification of the directors of the Company to the full extent permitted by law, as now in effect or later amended. Article VII of the Bylaws also permits the indemnification to the same extent of officers, employees or agents of the Company if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The Bylaws further provide for a contractual cause of action on the part of directors of the Company for indemnification claims that have not been paid by the Company.

         The Company also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

         Article VII of the Company's Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.          Exhibits


         4.1 Form of Common  Stock  Certificate  (incorporated  by  reference to
             Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).
        *5.1 Opinion of Andrews & Kurth L.L.P.
       *23.1 Consent of Arthur Andersen LLP
       *23.2 Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
       *24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

----------------------

* Filed herewith.

Item 17.          Undertakings

                  (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by paid by a director officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas on the 7th day of March, 1997.

                                      ARONEX PHARMACEUTICALS, INC.


                                      By:       /s/ James M. Chubb
                                          -----------------------------------
                                                James M. Chubb
                                                President

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Aronex Pharmaceuticals, Inc. (the "Company") hereby constitutes and appoints James M. Chubb and Terance A. Murnane, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                                   Title                                                    Date


/s/ James M. Chubb                          President                                                 March 7, 1997
----------------------------------------
James M. Chubb                              (Principal Executive Officer)

/s/ Terance A. Murnane                      Controller                                                March 7, 1997
----------------------------------------
Terance A. Murnane                          (Principal Financial and Accounting Officer)

/s/ Martin P. Sutter                        Chairman of the Board of Directors                        March 7, 1997
----------------------------------------
Martin P. Sutter

/s/ Gabriel Lopez-Berestein                 Director                                                  March 7, 1997
Gabriel Lopez-Berestein

/s/ Ronald J. Brenner                       Director                                                  March 7, 1997
----------------------------------------
Ronald J. Brenner

----------------------------------------    Director                                                 March   , 1997
Geoffrey F. Cox

/s/ George B. Mackaness                     Director                                                  March 7, 1997
----------------------------------------
George B. Mackaness

----------------------------------------    Director                                                 March   , 1997
Gregory F. Zaic


                                      II-4

